EXHIBIT 99:

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John W. Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY NAMES JOHN GOLDSBERRY AS CHIEF FINANCIAL OFFICER

Irvine, Calif., August 23, 2005 – The Gateway, Inc. (NYSE: GTW) Board of Directors has elected John P. Goldsberry as chief financial officer, effective August 29, 2005. Goldsberry, who joined the company in early 2004, was approved by the Board of Directors following a thorough search process that included consideration of a number of external candidates, said Wayne Inouye, Gateway president and chief executive officer.

In his new role, Goldsberry will oversee all aspects of financial management, control, reporting, planning and investor relations for Gateway. For the past six months, he led the company’s Operations activity, with responsibility original design manufacturing (ODM) management, logistics, procurement and forecasting, as well as information technology, customer care and service and quality. Goldsberry will retain responsibility for IT in his new role.

“John is a consummate professional whose temperament and experiences make him perfect for this role,” Inouye said. “Following his assignment in Operations, no one on the senior team is more aware, in excruciating detail, of the operational side of this business and the areas of opportunity for improving financial performance and growth for the future. We were fortunate he said yes when asked.”

A 25-year veteran of finance, Goldsberry replaces Rod Sherwood, who announced his retirement from Gateway earlier this year.

“It’s an exciting time to be moving into this role with a Fortune 500 company, and I am looking forward to the challenges ahead,” Goldsberry said. “Gateway is a distinctive and strong brand in the marketplace, and we as a management team have accomplished a great deal in the past year in returning the company to profitability. I look forward to continuing to work with my colleagues on the senior team to accomplish this major objective.”

Goldsberry was recruited to eMachines, Inc., in January 2004 as CFO and was assigned to lead the negotiations with Gateway that resulted in the latter acquiring eMachines. After the acquisition was finalized in March 2004, Goldsberry became head of strategy and business development. Earlier this year, he moved into the role of head of Operations, IT and Customer Care.

Before joining eMachines as CFO, he held similar positions with several technology companies, including most recently TrueSpectra, Inc., from 1995 to 2004. He also served as CFO of The Good Guys, Inc. from 1992 until 1995. Before that, he worked for Salomon Brothers and Morgan Stanley in a number of Corporate Finance positions.

Goldsberry earned a bachelor’s degree in Applied Mathematics and a Ph.D. in Business Economics from Harvard University, where he also served as an Assistant Professor of Finance.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. After acquiring eMachines in early 2004, Gateway is now the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

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